Consent of Independent Registered Public Accounting Firm

The Board of Directors of Triangle Petroleum Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-173357 and 333-171958) on Form S-3 and (Nos. 333-175740, 333-171959, 333-151784 and 333-129001) on Form S-8 of Triangle Petroleum Corporation of our report dated April 13, 2011, with respect to the consolidated balance sheet of Triangle Petroleum Corporation and subsidiaries as of January 31, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended January 31, 2011, which report appears in the January 31, 2012 annual report on Form 10-K/A of Triangle Petroleum Corporation.

Chartered Accountants

Calgary, Canada

May 18, 2012